Exhibit 10.1

STOCK ACQUISITION AGREEMENT

By and Among

Nova LifeStyle, Inc.

and

Zhu Wei

and

Bright Swallow International Group Limited

Date: March 22, 2013

STOCK ACQUISITION AGREEMENT

This Stock Acquisition Agreement is made effective as of the 22 day of March, 2013 by and among Nova LifeStyle, Inc, a Nevada corporation, with its primary office at 6541 E. Washington Blvd., Commerce, California, 90040 (“Buyer”), Mr. Zhu Wei, a citizen of Hong Kong with his address of 29F Metroplaza Tower, 2223 Hing Fong road , Kwai Chung NNT Hong Kong ( “Seller” ), and Bright Swallow International Group Limited, a British Virgin Island (“BVI”) corporation with its primary address at Room 502, Tower 6, Ming Li Court, Muhu Garden, Nanhu District, Jiaxing City, Zhejiang Province, China. (“BSI”)

WHEREAS:

A.          The Seller is the owner of all of the issued and outstanding common shares in the capital of BSI; and

B.           The Buyer has agreed to pay cash to the Seller as consideration for the purchase of all of the issued and outstanding common shares of BSI held by the Seller; and

C.           The parties  entered into a term sheet for this acquisition on December 21, 2012, pursuant to which the Buyer has made a refundable deposit of US$3,000,000 to the Seller for the due diligence period.

D.          In the furtherance of the term sheet, the Buyer  assumed the management responsibility for the operations of BSI on February 04, 2013.

E.           Upon the terms and subject to the conditions set forth in this Agreement, the Seller has agreed to sell all of the issued and outstanding common shares of BSI to Buyer in exchange for its cash payment and the parties wish to confirm the other elements of this Transaction (as that term is defined below).

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, covenant and agree as follows:

1. DEFINITIONS

1.1 Definitions.  The following terms have the following meanings in this Agreement, unless the context indicates otherwise:

(a)	“Agreement” shall mean this Agreement, and all the exhibits, schedules and other documents attached or referred hereto, and all amendments and supplements, if any, hereto;

(b)
“Closing” shall mean the completion of the Transaction, in accordance with Section 7 hereof, at which the Closing Documents shall be exchanged by the parties, except for those documents or other items specifically required to be exchanged at a later time;

(c)
“Closing Date” shall mean a date mutually agreed upon by the parties hereto in writing and in accordance with Section 7 hereof following the satisfaction or waiver by Buyer and Seller of the conditions precedent set out in Section 5 hereof, respectively, provided that such date shall be no later than April 26, 2013 unless mutually agreed to in writing by the Parties;

(d)	“Closing Documents” shall mean the papers, instruments and documents required to be executed and delivered at the Closing pursuant to this Agreement;

(e)	“GAAP” shall mean United States generally accepted accounting principles applied in a manner consistent with prior periods;

(f)
“Liabilities” shall include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted choate or inchoate, liquidated or unliquidated, secured or unsecured;

(g)	“SEC” shall mean the United States Securities and Exchange Commission;

(h)
 “Taxes” shall mean all international, federal, state, provincial and local income taxes, capital gains taxes, value-added taxes, franchise, personal property and real property taxes, levies, assessments, tariffs, duties (including any customs duties), business license or other fees, sales, use and any other taxes relating to the assets of the designated party or the business of the designated party for all periods up to and including the Closing Date, together with any related charge or amount, including interest, fines, penalties and additions to tax, if any, arising out of tax assessments; and

(i)	“Transaction” shall mean the purchase of all of the issued and outstanding shares of BSI by Buyer from the Seller in consideration for cash.

1.2 Currency.  All references to currency in this Agreement are to United States Dollars, unless expressly stated otherwise.

2. OFFER, PURCHASE AND SALE OF SHARES

2.1 Offer, Purchase and Sale of Shares.  Subject to the terms and conditions of this Agreement, the Seller hereby covenants and agrees to sell, assign and transfer to Buyer, and Buyer hereby covenants and agrees to purchase from the Seller, all of the issued and outstanding shares of BSI.

2.2 Consideration.

(a)
Parties agree that the aggregate value of all of the issued and outstanding shares of BSI is US$6,500,000, and is based upon the year end of December 31, 2012 financial report of BSI and a valuation report by American Appraisal China Limited on March 5 , 2013;

(b)
As consideration for the sale of all of the issued and outstanding shares of BSI by the Seller to Buyer, Buyer shall pay US$6,500,000 in cash to the Seller before April 26, 2013; and Buyer has previously paid US$3,000,000 to the Seller as deposit for this acquisition which will be a part of the payment of consideration.

(c)	In addition, Buyer has assumed responsibility for management of the operations of BSI since February 04, 2013.

2.3 Stock Acquisition Procedure.  The Seller may send his certificate representing his shares of BSI by delivering such certificate to Buyer duly executed and endorsed in blank (or accompanied by a duly executed stock power endorsed in blank), in proper form for transfer, signature guaranteed, and, if applicable, with all stock transfer and any other required documentary stamps affixed thereto and with appropriate instructions to allow the transfer agent to issue certificate to Buyer.

2.4 Closing Date.  The Closing will take place, subject to the terms and conditions of this Agreement, on the Closing Date.

3. REPRESENTATIONS AND WARRANTIES OF SELLER

As of the Closing, BSI and the Seller, jointly and severally, represent and warrant to Buyer, and acknowledge that Buyer is relying upon such representations and warranties, in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of Buyer, as follows:

3.1 Organization of BSI and its subsidiaries.

(a)
BSI and its subsidiaries are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and each has the requisite corporate power and authority to own, lease and carry on its business as now being conducted. BSI and its subsidiaries are duly qualified to do business and are in good standing as foreign corporations in each of the jurisdictions in which they own property, lease property, do business, or are otherwise required to do so, where the failure to be so qualified would have a material adverse effect on the business of BSI and its subsidiaries taken as a whole.

(b)
All of the issued and outstanding shares of BSI common stock have been duly authorized, are validly issued, were not issued in violation of any pre-emptive rights and are fully paid and non-assessable, are not subject to preemptive rights and were issued in full compliance with the laws of the BVI. There are no outstanding options, warrants, subscriptions, conversion rights, or other rights, agreements, or commitments obligating BSI to issue any additional shares of BSI Common Stock, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from BSI any shares of BSI Common Stock. There are no agreements purporting to restrict the transfer of the BSI Common Stock, no voting agreements, shareholders’ agreements, voting trusts, or other arrangements restricting or affecting the voting of the BSI Common Stock.

(c)
The issued and outstanding shares of each of BSI’s subsidiaries have been duly authorized, are validly issued, were not issued in violation of any pre-emptive rights and are fully paid and non-assessable, are not subject to preemptive rights and were issued in full compliance with all applicable laws. There are no outstanding options, warrants, subscriptions, conversion rights, or other rights, agreements, or commitments obligating BSI or any of its subsidiaries to issue any additional common stock of any of BSI’s subsidiaries, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any shares of the common stock of any of BSI’s subsidiaries. There are no agreements purporting to restrict the transfer of the common stock of any of BSI’s subsidiaries, no voting agreements, shareholders’ agreements, voting trusts, or other arrangements restricting or affecting the voting of the common stock of any of BSI’s subsidiaries.

3.2 Standing.  Seller is a natural person having legal capacity to enter into this Agreement and to perform the Seller’ obligations hereunder and to consummate the Transaction.  Each of this Agreement and any collateral document to which Seller is a party has been duly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

3.3 Ownership of Equity.  Seller (i) has good and valid title to and beneficial ownership of all shares of capital stock of the BSI (the “Shares”) free and clear of all liens, pledges, security interests and encumbrances, (ii) has not granted any option, warrant or other right in or to any of the Shares, and (iii) is not a party to any voting trust, voting agreement or shareholder agreement with respect to the Shares.

3.4 Authority.  BSI has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement (collectively, the “BSI Documents”) to be signed by BSI and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of each of the BSI Documents by BSI and the consummation by BSI of the transactions contemplated hereby have been duly authorized by its board of directors and no other corporate or shareholder proceeding on the part of BSI is necessary to authorize such documents or to consummate the transactions contemplated hereby. This Agreement has been, and the other BSI Documents when executed and delivered by BSI as contemplated by this Agreement will be, duly executed and delivered by BSI and this Agreement is, and the other BSI Documents when executed and delivered by BSI, as contemplated hereby will be, valid and binding obligations of BSI enforceable in accordance with their respective terms.

3.5 Legal Proceedings. There are no suits, actions, claims, proceedings or investigations pending or, to the knowledge of Seller, threatened against, relating to or involving Seller or BSI that would or would reasonably be expected to impair the ability of Seller or BSI to perform its respective obligations hereunder or prevent or delay the consummation of the Transaction.

3.6 Corporate Records of BSI and its subsidiaries.  The corporate records of BSI and its subsidiaries, as required to be maintained by them pursuant to all applicable laws, are accurate, complete and current in all material respects, and the minute books of BSI and its subsidiaries are, in all material respects, correct and contain all records required by all applicable laws in regards to all proceedings, consents, actions and meetings of their respective boards of directors.

3.7 Non-Contravention.  Neither the execution, delivery and performance of this Agreement, nor the consummation of the Transaction, will:

(a)
conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of BSI and its subsidiaries under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to BSI or any of its subsidiaries, or any of their respective material property or assets;

(b)	violate any provision of the Articles of Incorporation, Bylaws or any other documents of BSI or any of its subsidiaries or any applicable laws; or

(c)
violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to BSI or its subsidiaries or any of their respective material property or assets.

3.8 Actions and Proceedings.  There is no basis for and there is no action, suit, judgment, claim, demand or proceeding outstanding or pending, or threatened against or affecting BSI and its subsidiaries or which involves any of the business, or the properties or assets of BSI and its subsidiaries that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects, or conditions of BSI and its subsidiaries taken as a whole (a “Material Adverse Effect”). There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such a Material Adverse Effect.

3.9 Compliance.

(a)
Each of BSI and its subsidiaries is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule, decree or other applicable regulation to its business or operations;

(b)
None of BSI and its subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to its business and operations that would constitute a Material Adverse Effect;

(c)
BSI and its subsidiaries have duly filed all reports and returns required to be filed with governmental authorities and have obtained all governmental permits and other governmental consents, except as may be required after the execution of this Agreement. All such permits and consents are in full force and effect, and no proceeding for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or threatened, and none of them will be adversely affected by the consummation of the Transaction; and

(d)
Each of BSI and its subsidiaries has operated in material compliance with all laws, rules, statutes, ordinances, orders and regulations applicable to its business.  None of BSI or its subsidiaries has received any notice of any violation thereof, nor is aware of a valid basis therefore.

3.10 Filings, Consents and Approvals.  No filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority or other person or entity is necessary for the consummation by BSI and its subsidiaries of the Transaction contemplated by this Agreement or to enable Buyer to continue to conduct the business of BSI and its subsidiaries after the Closing Date in a manner which is consistent with that in which the business is presently conducted.

3.11 Financial Representations.  Each of (a) the consolidated unaudited balance sheets for BSI for the period ended December 31, 2012 (the “Accounting Date”), together with related statements of income, cash flows, and changes in shareholder’s equity for such interim period then ended; and (b) the consolidated audited balance sheets for BSI for its last two fiscal years plus any consolidated unaudited balance sheets for BSI for the period ended on the Accounting Date, together with related statements of income, cash flows, and changes in shareholder’s equity for such fiscal years and interim period then ended (collectively, the “BSI Financial Statements”) to be supplied on or before the Closing Date:

(a)	are in accordance with the books and records of their respective entity; and

(b)	present fairly the financial condition of their respective entity as of the respective dates indicated and the results of operations for such periods.

BSI has not received any advice or notification from its independent certified public accountants that BSI has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the BSI Financial Statements,  the books and records of BSI, any properties, assets, liabilities, revenues, or expenses.  The books, records, and accounts of BSI accurately and fairly reflect, in reasonable detail, the assets, and liabilities of BSI. BSI has not engaged in any transaction, maintained any bank account, or used any funds of BSI, except for transactions, bank accounts, and funds which have been and are reflected in the normally maintained books and records of BSI.  The books, records, and accounts of BSI accurately and fairly reflect, in reasonable detail, the assets, and liabilities of BSI. BSI has not engaged in any transaction, maintained any bank account, or used any funds of BSI except for transactions, bank accounts, and funds which have been and are reflected in the normally maintained books and records of BSI.

3.12 Absence of Undisclosed Liabilities.  BSI does not have any material liabilities or obligations either direct or indirect, matured or unmatured, absolute, contingent or otherwise that exceed $10,000, which:

(a)	are not set forth in the BSI Financial Statements, respectively, and have not heretofore been paid or discharged;

(b)	did not arise in the regular and ordinary course of business under any agreement, contract, commitment, lease or plan specifically disclosed in writing to Buyer; or

(c)	have not been incurred in amounts and pursuant to practices consistent with past business practice, in or as a result of the regular and ordinary course of its business since the Accounting Date.

3.13 Tax Matters.

(a)
None of BSI and its subsidiaries are presently under (nor have any of them received notice of any contemplated) investigation or audit by any regulatory or governmental agency or body or any foreign or state taxing authority concerning any fiscal year or period ended prior to the date hereof;

(b)
All taxes required to be withheld by BSI and its subsidiaries on or prior to the date hereof from employees for income taxes, social security taxes, unemployment taxes and other similar withholding taxes have been properly withheld and, if required on or prior to the date hereof, have been deposited with the appropriate governmental agency; and

(c)
BSI Financial Statements contain full provision for all taxes including any deferred taxes that may be assessed to BSI (as the case may be) for the accounting period ended on the Accounting Date or for any prior period in respect of any transaction, event or omission occurring, or any profit earned, on or prior to the Accounting Date or for any profit earned by BSI (as the case may be) on or prior to the Accounting Date or for which BSI is accountable up to such date and all contingent liabilities for taxes have been provided for or disclosed in the BSI Financial Statements.

3.14 Absence of Changes.

Since the Accounting Date, none of BSI or any of BSI’s other subsidiaries has:

(a)
incurred any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or to any of its assets or properties;

(b)	sold, encumbered, assigned or transferred any material fixed assets or properties except for ordinary course business transactions consistent with past practice;

(c)
created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the material assets or properties of  BSI or any of BSI’s other subsidiaries to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

(d)
made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, other than in the ordinary course of business;

(e)
declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its capital shares or equity securities;

(f)	suffered any damage, destruction or loss, whether or not covered by insurance, that materially and adversely effects its business, operations, assets, properties or prospects;

(g)	suffered any material adverse change in its business, operations, assets, properties, prospects or condition (financial or otherwise);

(h)
received notice or had knowledge of any actual or threatened labor trouble, termination, resignation, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on its business, operations, assets, properties or prospects;

(i)	made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $5,000;

(j)
other than in the ordinary course of business, increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or directors or made any increase in, or any addition to, other benefits to which any of its employees or directors may be entitled;

(k)	entered into any transaction other than in the ordinary course of business consistent with past practice; or

(l)	agreed, whether in writing or orally, to do any of the foregoing.

3.15 Absence of Certain Changes or Events.

Since the Accounting Date, there has not been:

(a)	a Material Adverse Effect; or

(b)	any material change by BSI in its accounting methods, principles or practices.

3.16 Personal Property.  BSI possesses, and has good and marketable title to all property necessary for the continued operation of the business of BSI as presently conducted and as represented to Buyer. All such property is used in the business of BSI. All such property is in reasonably good operating condition (normal wear and tear excepted), and is reasonably fit for the purposes for which such property is presently used. All material equipment, furniture, fixtures and other tangible personal property and assets owned or leased by BSI is owned by BSI free and clear of all liens, security interests, charges, encumbrances, and other adverse claims.

3.17 Intellectual Property.

(a)
Intellectual Property Assets.  BSI and its subsidiaries own or hold an interest in all intellectual property assets necessary for the operation of the business of BSI and its subsidiaries as they are currently conducted (collectively, the “Intellectual Property Assets”), including:

(i)	all functional business names, trading names, registered and unregistered trademarks, service marks and applications (collectively, the “Marks”);

(ii)	all patents, patent applications, and inventions, methods, processes and discoveries that may be patentable (collectively, the “Patents”);

(iii)	all copyrights in both published works and unpublished works (collectively, the “Copyrights”); and

(iv)
all know-how, trade secrets, confidential information, customer lists, technical information, data, process technology, plans, drawings, and blue prints owned, used, or licensed by BSI and its subsidiaries as licensees or licensors (collectively, the “Trade Secrets”).

(b)	Agreements. To the best knowledge of the Seller, there are no outstanding or threatened disputes or disagreements with respect to any agreements to which BSI or any its subsidiaries is a party.

(c)
Intellectual Property and Know-How Necessary for the Business. BSI and its subsidiaries are the owners of all rights, titles and interests in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances and other adverse claims, and has the right to use without payment to a third party of all the Intellectual Property Assets. Each of BSI and is subsidiaries and all former and current employees and contractors of BSI and its subsidiaries have executed written contracts, agreements or other undertakings with BSI and its subsidiaries that assign all rights to any Intellectual Property Assets or other inventions, improvements, discoveries, or information relating to the business of BSI to BSI. No employee, director, officer or shareholder of BSI or any of its subsidiaries owns directly or indirectly in whole or in part, any Intellectual Property Asset which BSI is presently using or which is necessary for the conduct of its business. No employee or contractor of BSI and its subsidiaries has entered into any contract or agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than BSI.

(d)
Trade Secrets. BSI and its subsidiaries have taken all reasonable precautions to protect the secrecy, confidentiality and value of its Trade Secrets. BSI and its subsidiaries have good title and an absolute right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature. BSI and its subsidiaries have not been used, divulged, or appropriated either for the benefit of any person or entity or to the detriment of BSI and its subsidiaries. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

3.18 Insurance.  The products sold by and the assets owned by BSI are insured under various policies of general product liability and other forms of insurance consistent with prudent business practices. All such policies are in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default by BSI, or any event which, with the giving of notice, the lapse of time or both, would constitute a default thereunder. All premiums to date have been paid in full.

3.19 Employees and Consultants.  All employees and consultants of BSI and its subsidiaries have been paid all salaries, wages, income and any other sum due and owing to them by BSI or one of its subsidiaries, as at the end of the most recent completed pay period. BSI and its subsidiaries are not aware of any labor conflict with any employees.  No employee of BSI or its subsidiaries is in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement or any other contract or agreement relating to the relationship of such employee with BSI and its subsidiaries or to any other nature of the business conducted or to be conducted by BSI and its subsidiaries.

3.20 Real Property.  Each of the leases, subleases, claims or other real property interests (collectively, the “Leases”) to which BSI or its subsidiaries is a party or is bound is legal, valid, binding, enforceable and in full force and effect in all material respects. All rental and other payments required to be paid by BSI or its subsidiaries pursuant to any such Leases have been duly paid and no event has occurred which, upon the passing of time, the giving of notice, or both, would constitute a breach or default by any party under any of the Leases. The Leases will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing Date. BSI and its subsidiaries have not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the Leases or the leasehold property pursuant thereto.

3.21 Material Contracts and Transactions.  Each contract to which BSI or one of its subsidiaries is a party is in full force and effect, and there exists no material breach or violation of or default under any contract, or any event that with notice or the lapse of time, or both, will create a material breach or violation thereof or default under any contract by BSI and its subsidiaries. The continuation, validity, and effectiveness of each contract will in no way be affected by the consummation of the Transaction contemplated by this Agreement. There exists no actual or threatened termination, cancellation, or limitation of, or any amendment, modification or change to any contract.

3.22 No Brokers.  None of BSI, BSI’s subsidiaries or Seller has incurred any obligation or liability to any party for any brokerage fees, agent’s commissions or finder’s fees in connection with the Transaction contemplated by this Agreement

3.23 Completeness of Disclosure.  No representation or warranty by Seller or BSI in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Buyer pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.

4. REPRESENTATIONS AND WARRANTIES OF BUYER

As of the Closing, Buyer represents and warrants to BSI and the Seller and acknowledges that BSI and the Seller are relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of BSI or the Seller, as follows:

4.1 Organization and Good Standing.  Buyer is duly incorporated, organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and carry on its business as now being conducted.

4.2 Authority.  Buyer has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement (collectively, the “Buyer Documents”) to be signed by Buyer and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of each of the Buyer Documents by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by its board of directors and no other corporate or shareholder proceeding on the part of Buyer is necessary to authorize such documents or to consummate the transactions contemplated hereby. This Agreement has been, and the other Buyer Documents when executed and delivered by Buyer as contemplated by this Agreement will be, duly executed and delivered by Buyer and this Agreement is, and the other Buyer Documents when executed and delivered by Buyer, as contemplated hereby will be, valid and binding obligations of Buyer enforceable in accordance with their respective terms.

4.3 Corporate Records of Buyer.  The corporate records of Buyer, as required to be maintained by it pursuant to the laws of the State of Nevada, are accurate, complete and current in all material respects, and the minute book of Buyer is, in all material respects, correct and contains all material records required by the law of the State of Nevada in regards to all proceedings, consents, actions and meetings of the shareholders and the board of directors of Buyer.

4.4 No Brokers.  Buyer has not incurred any obligation or liability to any party for any brokerage fees, agent’s commissions or finder’s fees in connection with the Transaction contemplated by this Agreement.

5. CLOSING CONDITIONS

5.1 Conditions Precedent to Closing by Buyer.  The obligation of Buyer to consummate the Transaction is subject to the satisfaction or written waiver of the conditions set forth below by a date mutually agreed upon by the parties hereto in writing and in accordance with Section 7. The Closing of the Transaction contemplated by this Agreement will be deemed to mean a waiver of all conditions to Closing. These conditions precedent are for the benefit of Buyer and may be waived by Buyer in its sole discretion.

(a)
Representations and Warranties. The representations and warranties of BSI and the Seller set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date and Seller will have delivered to Buyer a certificate dated as of the Closing Date, to the effect that the representations and warranties made by BSI and the Seller in this Agreement are true and correct.

(b)
Performance. All of the covenants and obligations that BSI and the Seller are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

(c)
Transaction Documents. This Agreement, the BSI Financial Statements and all other documents necessary or reasonably required to consummate the Transaction, all in form and substance reasonably satisfactory to Buyer, will have been executed and delivered to Buyer.

(d)	Third Party Consents. Buyer will have received duly executed copies of all third party consents and approvals contemplated by this Agreement, in form and substance reasonably satisfactory to Buyer.

(e)	No Material Adverse Change. No Material Adverse Effect will have occurred since the date of this Agreement.

(f)
No Action. No suit, action, or proceeding will be pending or threatened against Seller or BSI and its subsidiaries before any governmental or regulatory authority wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would:

(i)	prevent the consummation of any of the transactions contemplated by this Agreement; or

(ii)	cause the Transaction to be rescinded following consummation.

(g)
Delivery of Financial Statements. BSI will have delivered to Buyer the BSI Financial Statements, which financial statements will include audited financial statements for BSI’s two most recent fiscal years, prepared in accordance with GAAP.

(h)	Due Diligence Review of Financial Statements. Buyer will be reasonably satisfied with its due diligence investigation and review of the BSI Financial Statements.

(i)
Due Diligence Generally. Buyer will be reasonably satisfied with its due diligence investigation of BSI and its subsidiaries that is reasonable and customary in a transaction of a similar nature to that contemplated by the Transaction, including:

(i)	materials, documents and information in the possession and control of BSI or its subsidiaries which are reasonably germane to the Transaction;

(ii)	a physical inspection of the assets of BSI by Buyer or its representatives;

(iii)	a review by Buyer of all Material Agreements entered into by BSI or its subsidiaries; and

(iv)	title to the material assets of BSI.

(j)	Surrender of Shares. Seller shall surrender all of the issued and outstanding shares of BSI to Buyer endorsed in blank for transfer from Seller to Buyer.

5.2 Conditions Precedent to Closing by Seller.  The obligation of the Seller to consummate the Transaction is subject to the satisfaction or written waiver of the conditions set forth below by a date mutually agreed upon by the parties hereto in writing and in accordance with Section 7. The Closing of the Transaction will be deemed to mean a waiver of all conditions to Closing. These conditions precedent are for the benefit of the Seller and may be waived by Seller in their discretion.

(a)
Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date and Buyer will have delivered to Seller a certificate dated the Closing Date, to the effect that the representations and warranties made by Buyer in this Agreement are true and correct.

6. ADDITIONAL COVENANTS OF THE PARTIES

6.1 Confidentiality.  All information regarding the business of Buyer including, without limitation, financial information that Buyer provides to Seller will be kept in strict confidence by Seller and will not be used, dealt with, exploited or commercialized by Seller or disclosed to any third party (other than Seller’s professional accounting and legal advisors) without Buyer’s prior written consent. All information regarding the business of BSI and its subsidiaries including, without limitation, financial information that Seller provides to Buyer during its due diligence investigation of BSI and its subsidiaries will be kept in strict confidence by Buyer and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by Buyer or disclosed to any third party (other than Seller’s professional accounting and legal advisors) without Seller’s prior written consent unless it is required by the law or regulations.

6.2 Conduct of BSI and its subsidiaries.  From the date of this Agreement to the Closing Date, and except to the extent that Buyer otherwise consents in writing, BSI and its subsidiaries will operate its business substantially as presently operated and only in the ordinary course and in compliance with all applicable laws, and use its best efforts to preserve intact its good reputation and present business organization and to preserve its relationships with persons having business dealings with it.

6.3 Certain Acts Prohibited.  Except as expressly contemplated by this Agreement or for purposes in furtherance of this Agreement, between the date of this Agreement and the Closing Date, none of BSI nor any of its subsidiaries will, without the prior written consent of Buyer:

(a)	amend its Articles of Incorporation, Bylaws or other documents;

(b)	incur any liability or obligation other than in the ordinary course of business or encumber or permit the encumbrance of any of its properties or assets except in the ordinary course of business;

(c)	dispose of or contract to dispose of any of its property or assets, including the Intellectual Property Assets, except in the ordinary course of business consistent with past practice;

(d)
issue, deliver, sell, pledge or otherwise encumber or subject to any lien any shares of BSI Common Stock, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

(i)	declare, set aside or pay any dividends on, or make any other distributions in respect of the BSI Common Stock, or

(ii)	split, combine or reclassify any BSI Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of BSI Common Stock; or

(e)
not materially increase the benefits or compensation expenses of BSI and its subsidiaries, other than as contemplated by the terms of any employment agreement in existence on the date of this Agreement, increase the cash compensation of any director, executive officer or other key employee or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such person.

6.4 Notification.  Between the date of this Agreement and the Closing Date, each of the parties to this Agreement will promptly notify the other parties in writing if it becomes aware of any fact or condition that causes or constitutes a material breach of any of its representations and warranties as of the date of this Agreement, if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the representations and warranties relating to such party, such party will promptly deliver to the other parties a supplement to the representations and warranties specifying such change. During the same period, each party will promptly notify the other parties of the occurrence of any material breach of any of its covenants in this Agreement or of the occurrence of any event that may make the satisfaction of such conditions impossible or unlikely.

6.5 Access and Investigation.  Between the date of this Agreement and the Closing Date, BSI, will and will cause its representatives to:

(a)	afford Buyer and its representatives full and free access to its personnel, properties, assets, contracts, books and records, and other documents and data;

(b)
furnish Buyer and its representatives with copies of all such contracts, books and records, and other existing documents and data as required by this Agreement and as Buyer may otherwise reasonably request; and

(c)	furnish Buyer and its representatives with such additional financial, operating, and other data and information as Buyer may reasonably request.

All of such access, investigation and communication by Buyer and its representatives will be conducted during normal business hours and in a manner designed not to interfere unduly with the normal business operations of BSI and its subsidiaries. BSI will instruct its auditors to co-operate with Buyer and its representatives in connection with such investigations.

6.6 Public Announcements.  Seller agrees that it will not release or issue any reports or statements or make any public announcements relating to this Agreement or the Transaction contemplated herein without the prior written consent of the Buyer.

7. CLOSING

7.1 Closing.  The Closing shall take place on the Closing Date at the office of Buyer or at such other location as agreed to by the parties.

7.2 Closing Deliveries of BSI and the Seller.  At Closing, Seller will deliver or cause to be delivered the following, fully executed and in form and substance reasonably satisfactory to Buyer:

(a)	a fully executed and completed copy of this Agreement;

(b)	share certificates representing the BSI Shares as required by Section 2.3 of this Agreement;

(c)	all certificates and other documents required by Section 2.3 of this Agreement; and

(d)	the BSI Financial Statements and any other necessary documents, each duly executed by Seller, as required to give effect to the Transaction.

7.3 Closing Deliveries of Buyer.  At Closing, Buyer will deliver or cause to be delivered the following, fully executed and in form and substance reasonably satisfactory to Seller:

(a)	copies of the resolutions or consent action adopted by or on behalf of the Board of Directors of Buyer evidencing approval of this Agreement and the Transaction;

(b)	any other necessary documents, each duly executed by Buyer, as required to give effect to the Transaction; and

(c)	payment of the remainder $3,500,000 purchase price by wire before April 26, 2013.

8. INDEMNIFICATION

8.1 Certain Definitions.  For the purposes of this Article 8 the terms “Loss” and “Losses” mean any and all demands, claims, actions or causes of action, assessments, losses, damages, Liabilities, costs, and expenses, including without limitation, interest, penalties, fines and reasonable attorneys, accountants and other professional fees and expenses, but excluding any indirect, consequential or punitive damages suffered by Buyer or BSI including damages for lost profits or lost business opportunities.

8.2  Agreement of the Seller to Indemnify.  The Seller will indemnify, defend, and hold harmless, to the full extent of the law, Buyer and its shareholders from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Buyer and its shareholders by reason of, resulting from, based upon or arising out of:

(a)
the breach by the Seller or BSI of any representation or warranty of the Seller or BSI contained in or made pursuant to this Agreement or any certificate or other instrument delivered pursuant to this Agreement;

(b)
the breach or partial breach by the Seller or BSI of any covenant or agreement of the Seller or BSI made in or pursuant to this Agreement or any certificate or other instrument delivered pursuant to this Agreement;

8.3  Agreement of Buyer to Indemnify.  Buyer will indemnify, defend, and hold harmless, to the full extent of the law, the Seller from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by the Seller by reason of, resulting from, based upon or arising out of:

(a)	the breach by Buyer of any representation or warranty of Buyer contained in or made pursuant to this Agreement or any certificate or other instrument delivered pursuant to this Agreement; or

(b)	the breach or partial breach by Buyer of any covenant or agreement of Buyer made in or pursuant to this Agreement or any certificate or other instrument delivered pursuant to this Agreement.

9. TERMINATION

9.1 Termination.      This Agreement may be terminated at any time prior to the Closing Date contemplated hereby by:

(a)	mutual agreement of Buyer, BSI and Seller;

(b)
Buyer, if (i) there has been a material breach by BSI or the Seller of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of BSI or the Seller that is not cured, to the reasonable satisfaction of Buyer, within ten business days after notice of such breach is given by Buyer (except that no cure period will be provided for a breach by BSI or the Seller that by its nature cannot be cured); or (ii) the due diligence inquiry into the BSI Financial Statements reveals material discrepancies from what has previously been represented to Buyer;

(c)
BSI, if there has been a material breach by Buyer of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of Buyer that is not cured by the breaching party, to the reasonable satisfaction of BSI, within ten business days after notice of such breach is given by Buyer (except that no cure period will be provided for a breach by Buyer that by its nature cannot be cured);

(d)
BSI or Buyer if any permanent injunction or other order of a governmental entity of competent authority preventing the consummation of the Transaction contemplated by this Agreement has become final and non-appealable.

9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement will be of no further force or effect, provided, however, that no termination of this Agreement will relieve any party of liability for any breaches of this Agreement that are based on a wrongful refusal or failure to perform any obligations.

10. MISCELLANEOUS PROVISIONS

10.1 Effectiveness of Representations; Survival.  Each party is entitled to rely on the representations, warranties and agreements of each of the other parties and all such representations, warranties and agreements will be effective regardless of any investigation that any party has undertaken or failed to undertake. Unless otherwise stated in this Agreement, and except for instances of fraud, the representations, warranties and agreements will survive the Closing Date and continue in full force and effect until three (3) years after the Closing Date.

10.2 Further Assurances.  Each of the parties hereto will co-operate with the others and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement.

10.3 Amendment.  This Agreement may not be amended except by an instrument in writing signed by each of the parties.

10.4 Expenses.  Each party will bear its own costs incurred in connection with the preparation, execution and performance of this Agreement and the Transaction contemplated hereby, including all fees and expenses of its own agents, representatives and accountants.

10.5 Entire Agreement.  This Agreement, the schedules attached hereto and the other documents in connection with this transaction contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect thereto. Any preceding correspondence or offers are expressly superseded and terminated by this Agreement.

10.6 Notices.  All notices and other communications required or permitted under this Agreement must be in writing and will be deemed given if sent by email, personal delivery, faxed with electronic confirmation of delivery, internationally-recognized express courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses provided in this Agreement.

All such notices and other communications will be deemed to have been received:

(a)	In the case of email, on the day after the email has been sent;

(b)	in the case of personal delivery, on the date of such delivery;

(c)	in the case of a fax, when the party sending such fax has received electronic confirmation of its delivery;

(d)	in the case of delivery by internationally-recognized express courier, on the third business day following dispatch; and

(e)	in the case of mailing, on the seventh business day following mailing.

10.7 Headings.  The headings contained in this Agreement are for convenience purposes only and will not affect in any way the meaning or interpretation of this Agreement.

10.8 Benefits.  This Agreement is and will only be construed as for the benefit of or enforceable by those parties to this Agreement.

10.9 Assignment.  This Agreement may not be assigned (except by operation of law) by any party without the consent of the other parties.

10.10 Governing Law.  This Agreement will be governed by and construed in accordance with the laws of Hong Kong applicable to contracts made and to be performed therein.

10.11 Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

10.12 Gender.  All references to any party will be read with such changes in number and gender as the context or reference requires.

10.13 Counterparts.  This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.14 Effective.  This Agreement becomes effective upon the parties’ execution.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

Buyer:  Nova LifeStyle, Inc.

Per:	_________________________________
Name: Wong Ya Ming
Title: Chief Executive Officer

Seller: Zhu Wei

_________________________________

Bright Swallow International Group Limited

Per:	_________________________________
Name: Zhu Wei
Title: Sole Director and Shareholder